Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Pricing of Offering of 7,727,273 Shares of Common Stock

FRANKLIN, Tenn. - June 11, 2014 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) (“Acadia” or the “Company”) today announced the pricing of a registered offering of 7,727,273 shares of its common stock at a public offering price of $44.00 per share, for gross proceeds to the Company of approximately $340 million, before the underwriting discount and offering expenses. In addition, the Company and a selling stockholder have granted the underwriters a 30-day option to purchase up to an additional 1,154,521 and 4,569 shares of common stock, respectively, all at the public offering price less the underwriting discount.

Acadia intends to use its proceeds from the offering principally to fund its acquisition strategy, particularly the planned acquisition of Partnerships in Care and the fees and expenses related to the transaction. Acadia will not receive any proceeds from the sale of shares by the selling stockholder.

BofA Merrill Lynch, Jefferies LLC and Citigroup are acting as joint book-running managers for the offering, and Raymond James & Associates, Inc., RBC Capital Markets, LLC, Avondale Partners, LLC, Robert W. Baird & Co. Incorporated and BMO Capital Markets Corp are acting as co-managers. The offering will be made only by means of a written prospectus, copies of which may be obtained by contacting: (i) BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department or e-mail dg.prospectus_requests@baml.com; (ii) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 547-6340 or by e-mail at prospectus_department@jefferies.com; or (iii) Citigroup, c/o Broadridge Financial Solution, 1155 Long Island Avenue, Edgewood, NY 11717 or e-mail BATProspectusdept@citi.com.

The shares of common stock are being sold pursuant to the Company’s automatic shelf registration statement on file with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 52 behavioral healthcare facilities with more than 4,300 licensed beds in 24 states and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.